Exhibit 10.1

Silicon Valley Bank	Loan and Security Agreement

LOAN AND SECURITY AGREEMENT DATED JUNE 21, 2004 BETWEEN
SILICON VALLEY BANK AND GIGA-TRONICS INCORPORATED

Silicon Valley Bank

Loan and Security Agreement

Borrower:	GIGA-TRONICS INCORPORATED, a California corporation (“GIGA-TRONICS”); ASCOR, INC., a California corporation (“ASCOR”); and MICROSOURCE, INC., a California corporation (“MICROSOURCE”)

Address:	4650 Norris Canyon Road San Ramon, CA 94583

Date:	June 21, 2004

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower(s) named above (individually and collectively, and jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)1. LOANS.

     1.1 Loans. Subject to the terms and conditions of this Agreement, Silicon will make loans to Borrower (the “Loans”) up to the amounts (the “Credit Limit”) shown in Section 1 of the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.

     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon. Regardless of the amount of Obligations that may be outstanding from time to time, Borrower shall pay Silicon minimum monthly interest during the term of this Agreement in the amount set forth on the Schedule (the “Minimum Monthly Interest”).

     1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall * ~~immediately~~ pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

     * promptly (and subject to the cure period (if applicable) set forth in Section 7.1(c) hereof)

     1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

     1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon (California time) will not be considered by Silicon until the next Business Day. Silicon may rely on

Silicon Valley Bank	Loan and Security Agreement

any telephone request for a Loan given by a person whom Silicon * believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance **.

* in its good faith business judgment

** (except if and to the extent such loss is the proximate result of the gross negligence or willful misconduct of Silicon)

     1.6 Letters of Credit. [Not Applicable]

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon continuing security interests in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

     In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations * have been paid and performed in full:

     * , other than contingent indemnification Obligations under Section 9.8 hereof or any comparable provision of this Agreement or any other Loan Document (collectively, “Contingent Indemnification Obligations”) not yet due,

     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

     3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

     3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

     3.4 Title to Collateral; Perfection; Permitted Liens.

          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Silicon by operation of law or by written

Silicon Valley Bank	Loan and Security Agreement

subordination agreement duly executed and delivered by Silicon in favor of the holders of such Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

          (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and, in accordance with Section 8(1) of the Schedule, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon * ~~shall~~ request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon * ~~shall~~ request in connection therewith.

          * in its good faith business judgment may

          (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its * ~~best~~ efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

          * commercially reasonable

     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

     3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

     3.7 Financial Condition, Statements and Reports. All * financial statements ** now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP *** and now and in the future will fairly present **** the * results of operations and * financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

     * consolidated

     ** of Borrower

     *** (except that interim financial statements may be subject to normal year-end audit adjustments and need not contain footnote disclosures required by GAAP)

     **** in all material respects

     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could

Silicon Valley Bank	Loan and Security Agreement

reasonably be expected to result in any liability * of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     * (other than such liabilities that, individually or in the aggregate, are immaterial)

     3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

     3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

4. Accounts.

     4.1 Representations Relating to Accounts. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

     4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. If requested by Silicon *, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

     * in its good faith business judgment

     4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and * Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. ** ~~Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.~~

     * , subject to the Streamline Provisions,

Silicon Valley Bank	Loan and Security Agreement

     ** As soon as practicable (and in any event no later than 60 days following the date of this Agreement), Borrower shall establish a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a lockbox agreement or blocked account agreement (as the case may be) in such form as Silicon may specify in its good faith business judgment, and, subject to the Streamline Provisions, at all times thereafter all proceeds of Collateral shall be deposited by Borrower into such lockbox account or other blocked account (as the case may be).

     4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims * relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

     * , in excess of $25,000 individually or in the aggregate at any one time,

     4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

     4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

     4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

     5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

     5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional insured and loss payee, and shall contain a lenders (or mortgagee) loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

Silicon Valley Bank	Loan and Security Agreement

     5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

     5.4 Access to Collateral, Books and Records. At reasonable times, and on at least one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records *. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedules the audit with less than 10 days written notice to Silicon, then (without limiting any of Silicon’s rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.

     * ; provided, however, that the number of separate inspections and audits (it being understood that inspections and audits taking place at one or more locations of Borrower during substantially the same overall examination period shall constitute but a single inspection and audit for purposes of the foregoing proviso) conducted by Silicon, in the absence of any Event of Default, shall not exceed 4 in any 12-month period commencing from and after the date of this Agreement

     5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets †, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, outside the ordinary course of business, which could reasonably be expected to result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity *; (x) pay or declare any dividends on Borrower’s stock (except for dividends ** payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities ***; (xii) make any change in Borrower’s capital structure which could reasonably be expected to result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section 5.5 are only permitted if no Default or Event of Default would occur as a result of such transaction.

     † (other than assets that are immaterial, individually or in the aggregate)

     * (except, with respect to each Borrower, a guaranty by such Borrower in favor of Silicon relative to each other Borrower)

     ** : (a) dividends paid to any Borrower by any subsidiary of such Borrower; and (b)

     *** , except for the repurchases of stock from former employees, officers, directors, and contractors, of Borrower under the terms of applicable repurchase or similar agreements between Borrower and such employees, officers, directors, and contractors, all in an aggregate amount not to exceed $250,000 in any 12-month period

     5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect, and maintain the first-lien-priority of, Silicon’s security interests in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Silicon by operation of law or by written subordination agreement duly executed and delivered by Silicon in favor of the holders of such Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

Silicon Valley Bank	Loan and Security Agreement

6. TERM.

     6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth in Section 4 of the Schedule (the “Maturity Date”), subject to Section 6.3 below.

     6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to * ~~two percent (2.0%)~~ of the Maximum Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

     * one percent (1.0%)

     6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations * have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans and other extensions of credit after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations * have been paid and performed in full. Upon payment and performance in full of all the Obligations * and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests.

     * (other than Contingent Indemnification Obligations not yet due)

7. EVENTS OF DEFAULT AND REMEDIES.

     7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) * ~~the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit;~~ or (d) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iii) shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any ~~default or~~ event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or could reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower or any guarantor of the Obligations; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any guarantor of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within † ~~30 days~~ after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge

Silicon Valley Bank	Loan and Security Agreement

     of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) ** ~~there shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of Silicon;~~ or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur; or (q) an event of default has occurred and is continuing under any other Loan Document (after giving effect (without duplication hereof) of all applicable cure periods, if any). Silicon may cease making any Loans and other extensions of credit hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

     * an Overadvance exists and Borrower shall fail to repay the same to Silicon in accordance with Section 1.3 hereof; provided, however, if an Overadvance results directly from a change by Silicon of the amount of Reserves, the Advance Rate, or what constitutes the Minimum Eligibility Requirements, or directly from an adverse change by Silicon in the determination of eligibility of Accounts that meet the Minimum Eligibility Requirements, then if Borrower fails to repay such Overadvance within 3 Business Days of such Overadvance occurring

     † 45 days

     ** without the prior written consent of Silicon, (1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 20% of the total voting power of all classes of capital stock then outstanding of GIGA-TRONICS, or (2) a majority of the members of the Board of Directors of GIGA-TRONICS shall not constitute Continuing Directors, or (3) GIGA-TRONICS shall cease to own and control, beneficially and of record, 100% of the issued and outstanding capital stock of each other Borrower

     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, ~~and at any time thereafter,~~ Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other Loan Document; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connec-

Silicon Valley Bank	Loan and Security Agreement

tion therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Effect an administrative “hold” or offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

     7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and * attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

     * reasonable

     7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and * attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its ** ~~sole discretion~~. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith

Silicon Valley Bank	Loan and Security Agreement

business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

* reasonable

** good faith business judgment

     7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid in cash and otherwise performed and this Agreement has been terminated.

     8. Definitions. As used in this Agreement, the following terms have the following meanings:

     “Account Debtor” means the obligor on an Account.

     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.), as amended, and any successor statute.

     “Business Day” means a day on which Silicon is open for business.

     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

     “Collateral” has the meaning set forth in Section 2 above.

     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

     "Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the date of this Agreement, and (b) any individual who becomes a member of the Board of Directors after the date of this Agreement if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the date of this Agreement in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended) and whose initial assumption of office resulted from such contest or the settlement thereof.

     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

     “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

     “Eligible Accounts” means Accounts arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s good faith business judgment, the requirements in the remainder of this definition (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account: (i) the Account must not be outstanding for more than 90 days from its invoice date (the “Eligibility Period”); (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor; (iii) the

Silicon Valley Bank	Loan and Security Agreement

Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account); (v) the Account must not be owing from an Affiliate of Borrower; (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon †, or which, fails or goes out of a material portion of its business; (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s satisfaction †, with the United States Assignment of Claims Act); (viii) the Account must not be owing from an Account Debtor located outside the United States or those provinces or territories of Canada that have adopted the Personal Property Security Act (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon); (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods or services purchased by Borrower, or third-party intellectual property licensed by Borrower (as licensee), from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor) *. Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon ** written notice to Borrower.

     † in its good faith business judgment

     * ; (x) the Account must not be owing by an Account Debtor as to whom Borrower has recognized or can recognize deferred revenue, unless and in which case the portion of such Account that is equal to such deferred revenue amount shall be ineligible under this clause (x); (xi) the Account must not arise from the sale, lease, licensing, assignment, or other disposition of any Registered Copyright of Borrower, unless Borrower is in full compliance with Section 8(3) of the Schedule with respect to such Account and the underlying Registered Copyright; and (xii) the Account must have been billed to the Account Debtor.

     ** at least 3 Business Days prior

     “Eligible Inventory” means Inventory that Silicon, in its good faith business judgment, deems eligible for borrowing. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Silicon’s good faith business judgment, the requirements in the remainder of this definition (the “Minimum Inventory Eligibility Requirements”) are the minimum requirements for Inventory to be Eligible Inventory: the Inventory must (i) consist of * finished goods, in good, new and salable condition, not be perishable, not be obsolete or unmerchantable, and not be comprised of ~~raw materials,~~ work in process, packaging materials or supplies; (ii) meet all applicable governmental standards; (iii) have been manufactured in compliance with the Fair Labor Standards Act; (iv) conform in all respects to the warranties and representations set forth in this Agreement and the other Loan Documents; (v) be at all times subject to Silicon’s duly perfected, first priority security interest; (vi) be situated at Borrower’s Address or at one of the locations within the United States that are set forth in the Representations; and (vii) are not the subject of any lien or other interest of any landlord or bailee that has priority over the security interests of Silicon, unless such landlord or bailee (as the case may be) has executed and delivered in favor of Silicon a landlord agreement or bailee agreement (as the case may be), in form and substance acceptable to Silicon in its good faith business judgment and in full force and effect **. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Inventory Eligibility Requirements, upon *** written notice to Borrower.

     * raw materials or

     ** , or unless satisfactory Reserves, in respect of such liens or other interests of such landlord or bailee, are established and maintained by Silicon in its good faith business judgment

     *** at least 3 Business Days prior

     “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     “Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

     “GAAP” means generally accepted accounting principles consistently applied.

Silicon Valley Bank	Loan and Security Agreement

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

     “including” means including (but not limited to).

     “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

     “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower (or any guarantor of the Obligations), including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower *, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

     * taken as a whole

     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, * attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents (including any interest and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued).

     * reasonable

     “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and

Silicon Valley Bank	Loan and Security Agreement

“money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

     “Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

     “Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) ~~liens for taxes not yet payable~~ *; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations ~~which are not delinquent~~ **; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     * (A) inchoate liens for taxes not yet payable; and (B) liens for taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) being diligently contested by Borrower in good faith, provided that (1) a reserve with respect to such obligation is established on the books of Borrower in accordance with GAAP (or, if higher, in an amount that Silicon in its good faith business judgment believes to be appropriate under the circumstances), and (2) Silicon is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the security interests of Silicon in and to the Collateral

     ** (A) owing to such lienholders that: (A) are not yet delinquent; or (B) are being diligently contested by Borrower in good faith, provided that (1) a reserve with respect to such obligation is established on the books of Borrower in accordance with GAAP (or, if higher, in an amount that Silicon in its good faith business judgment believes to be appropriate under the circumstances), and (2) Silicon is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the security interests of Silicon in and to the Collateral

     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

     "Registered Copyright” means any software, maskwork, work of authoriship, or other copyright that is registered (or is the subject of an application for registration) with the United States Copyright Office (a “Registered Copyright”).

     “Representations” means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

     “Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     "Streamline Provisions” means the set of provisions set forth in Section 9 of the Schedule.

Silicon Valley Bank	Loan and Security Agreement

     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

     9.1 Interest Computation; Float Charge. In computing interest on the Obligations, all Payments received after 12:00 Noon on any day shall be deemed received on the next Business Day. In addition, Silicon shall be entitled to charge Borrower a “float” charge in an amount equal to three Business Days interest, at the interest rate applicable to the Loans, on all Payments * received by Silicon. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s loan account for the amount of any item of payment which is returned to Bank unpaid.

     * (other than wire transfers, which shall be credited as a Payment as of the date of receipt or deemed receipt)

     9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

     9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to any one or more of Borrower’s Deposit Accounts maintained with Silicon.

     9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. * ~~Such~~ account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

     * In the absence of manifest error, such

     9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed as follows: (a) if to Borrower, * at the address for Borrower shown in the heading to this Agreement; or (b) if to Silicon, at the address for Silicon shown in the introductory paragraph of this Agreement; or (c) at any other address designated in writing by one party to the other party in accordance with this Section 9.5. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

     * (in care of GIGA-TRONICS with respect to any and all Borrowers)

     9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

     9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. * Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise,

Silicon Valley Bank	Loan and Security Agreement

settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement or any other Loan Document. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that, with respect to any indemnitee, this indemnity shall not extend to damages proximately caused by such indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

     * To the maximum extent permitted by applicable law,

     9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

     9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

     9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

     9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Levy, Small & Lallas, but Borrower acknowledges and agrees that Levy, Small & Lallas is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Section shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

     9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

     9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

     9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within * ~~one year~~ after the first act, occurrence or omission upon which

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     such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such ** ~~one-year~~ period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The ** ~~one-year~~ period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

     * two years

     ** two-year

     9.16 Section Headings; Construction. Section headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

     9.17 Governing Law; Jurisdiction; Venue. This Agreement and (except to the extent expressly provided to the contrary) the other Loan Documents and all acts and transactions hereunder and (except to the extent expressly provided to the contrary) thereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement and the other Loan Documents, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement and the other Loan Documents shall, at Silicon’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

     9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

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Silicon Valley Bank	Loan and Security Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrower:		Borrower:

	GIGA-TRONICS INCORPORATED	ASCOR, INC.

By	/s/ Mark H. Cosmez II	By	/s/ Mark H. Cosmez II

	President or Vice President		President or Vice President

By	/s/ G.H. Bruns, Jr.	By	/s/ G.H. Bruns, Jr.

	Secretary or Assistant Secretary		Secretary or Assistant Secretary

Borrower:

MICROSOURCE, INC.

By	/s/ Mark H. Cosmez II

President or Vice President

By	/s/ G.H. Bruns, Jr.

Secretary or Assistant Secretary

Silicon:

SILICON VALLEY BANK

By	/s/ Tim Walsh

Title	Senior V. P.

Silicon Valley Bank	Loan and Security Agreement

Silicon Valley Bank

Schedule to

Loan and Security Agreement

Borrower:	GIGA-TRONICS INCORPORATED, a California corporation (“GIGA-TRONICS”); ASCOR, INC., a California corporation (“ASCOR”); and MICROSOURCE, INC., a California corporation (“MICROSOURCE”)

Address:	4650 Norris Canyon Road San Ramon, CA 94583

Date:	June 21, 2004

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1.	CREDIT LIMIT (Section 1.1):
Subject to the terms and conditions of the Agreement and this Schedule, and during the period commencing on the date of this Agreement and ending on the Business Day immediately preceding the Maturity Date, Silicon will make revolving advances in an aggregate outstanding amount not to exceed the lesser of the Maximum Credit Limit (as defined below) and the Borrowing Base (as defined below).
As used herein, the term “Maximum Credit Limit” means $2,500,000.
As used herein, the term “Borrowing Base” means, as of any date of determination, the result of:

(1) 80%(the “Accounts Advance Rate” and also an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above), plus

(2) an amount not to exceed the lowest of:

(a) 25% (the “Inventory Advance Rate” and also an “Advance Rate”) of the value of Borrower’s Eligible Inventory (as defined in Section 8 above), calculated at the lower of cost or market value and determined on a first-in, first-out basis, or

Silicon Valley Bank	Loan and Security Agreement

(b) $500,000, or.

(c) 50% (the “Inventory/Accounts Availability Ratio” and also an “Advance Rate”) of the amount of credit availability created by clause (1) above of this definition of “Borrowing Base”.

Silicon may, from time to time, modify the Advance Rates, in its good faith business judgment, upon at least 3 Business Days prior written notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory, or other issues or factors relating to the Accounts, Inventory or other Collateral.

Loans and other extensions of credit will be made to each Borrower based on the Eligible Accounts and Eligible Inventory of such Borrower, subject to the Maximum Credit Limit for all Loans and other extensions of credit to all Borrowers combined.

FX Sublimit: $100,000; provided, however, that the sum of the FX Reserve, plus the aggregate amount of Obligations in respect of Cash Management Services, shall not at any time exceed $100,000.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into, Borrower has credit availability under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the FX Sublimit set forth above. Silicon shall have the right to withhold, from the Loans or other extensions of credit otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding (the “FX Reserve”), and in the event at any time there are insufficient Loans and other extensions of credit available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. The FX Forward Contracts shall terminate upon the earlier of (a) the Maturity Date, or (b) any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower’s Obligations in respect of the FX Forward Contracts are secured by cash in amounts and on terms and conditions

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acceptable to Silicon in its good faith business judgment). Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts. All amounts that Silicon pays or expends in respect of any FX Forward Contracts shall constitute Obligations hereunder.

Cash Management Services and Reserves: Borrower may use up to $100,000 of Loans available hereunder for Silicon’s Cash Management Services (as defined below) identified in the cash management services agreement related to such services (the “Cash Management Services”); provided, however, that the sum of the FX Reserve, plus the aggregate amount of Obligations in respect of Cash Management Services, shall not at any time exceed $100,000. Silicon will reserve against Loans and other extensions of credit which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate upon the earlier of (a) the Maturity Date, or (b) any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower’s Obligations in respect of the Cash Management Services are secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion). Upon the occurrence and during the continuation of an Event of Default, Silicon shall have the right to require the Obligations in respect of the Cash Management Services to be secured by cash in amounts and on terms and conditions acceptable to Silicon in its good faith business judgment.

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2.	INTEREST.

Interest Rate (Section 1.2):
An annual rate equal to the sum of the “Prime Rate” in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. As used in this Agreement, “Prime Rate” means the interest rate announced from time to time by Silicon as its “prime rate” (which is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon). The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

	Minimum Monthly Interest (Section 1.2):	n/a per month.

3.	FEES (Section 1.4):

	Loan Fee:	$25,000, payable concurrently herewith.

	Collateral Monitoring Fee:	n/a

Unused Line Fee:
Borrower shall pay to Bank, monthly in arrears, an unused line fee equal to the product of 0.50% per annum multiplied by the amount by which the Maximum Credit Limit exceeds the average daily principal balance of the outstanding Loans during the immediately preceding month (or part thereof), during the period commencing on the date of this Agreement and ending on the Maturity Date, and for so long thereafter as any of the Obligations relative to Loans are outstanding, which fee shall be payable on the 1st day following the end of each month.

4.	MATURITY DATE (Section 6.1)	364 days following the date of this Agreement.

5.	FINANCIAL COVENANTS (Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

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Minimum Liquidity:	At all times, Borrower shall maintain Liquidity of not less than $800,000.

Minimum Tangible Net Worth:
Borrower shall maintain, on a consolidated basis, a Tangible Net Worth of not less than the sum of clauses (i) and (ii) below (the “Required TNW Amount”): (i) the TNW Base Amount (as defined below); plus (ii) 75% of all consideration (net of reasonable, customary expenses of such sale and issuance) received by or for the account of Borrower after the date hereof for the issuance and sale of equity securities of GIGA-TRONICS and subordinated debt of Borrower (other than such consideration received upon the exercise of stock options by employees, consultants, and advisors of Borrower not in excess of $100,000 in the aggregate).

As used herein, the term “TNW Base Amount” means, as of any date of determination: (a) $7,500,000 during the period prior to October 1, 2004; (b) $7,000,000 during the period commencing on October 1, 2004 and ending on December 31, 2004; and (c) $6,500,000 at all times from and after January 1, 2005.

Increases in the Required TNW Amount based on such consideration received for the issuance and sale of such equity securities and subordinated debt shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. In no event shall the Required TNW Amount be decreased (except as a result of step-downs in the TNW Base Amount as set forth in the definition thereof).

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Liabilities” shall have the meaning ascribed thereto by GAAP.

“Liquidity” means, as of any date of determination, the sum of (i) the aggregate amount of Borrower’s unrestricted cash maintained on deposit with Silicon, plus (ii) the amount of Loans and other extensions of credit then available to Borrower under Section 1 of this Schedule (after giving effect to all such Loans and other extensions of credit outstanding and, without duplication, all applicable reserves).

“Tangible Net Worth” shall mean the excess of total assets less total liabilities, determined in accordance with GAAP, with the following adjustments:

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(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6.	REPORTING. (Section 5.3):

Borrower shall provide Silicon with the following:

		1.	Subject to the Streamline Provisions, transaction reports and schedules of collections, each week and at the time of each Loan request, on Silicon’s standard form

		2.	Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

		3.	Monthly accounts payable agings, aged by invoice date, within fifteen days after the end of each month.

		4.	Subject to the Streamline Provisions, monthly reconciliations of accounts receivable agings (aged by invoice date), deferred revenue report, transaction reports, outstanding or held check registers (if any), and general ledger, within fifteen days after the end of each month.

		5.	Subject to the Streamline Provisions, monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen days after the end of each month.

		6.	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

		7.	Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify,

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signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

	8.	Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

	9.	Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to Silicon.

With respect to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no subsidiary of Borrower will have a fiscal year different from that of Borrower.

7.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated June 4, 2004 previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8.	ADDITIONAL PROVISIONS

	(1)	Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 85% of its total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts. Thereafter, Borrower shall not maintain any Deposit Accounts or investment accounts with any

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bank, securities intermediary, or other institution unless Silicon has received such a control agreement duly executed by such party in favor of Silicon covering such Deposit Account or investment account, as the case may be.

(2)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3)	Copyrights, Patents, and Trademarks

(a) Concurrently herewith, Borrower shall execute and deliver to Silicon a security agreement relative to Borrower’s Intellectual Property, in form and substance satisfactory to Silicon (the “IP Security Agreement”). Exhibit A attached to the IP Security Agreement identifies, as of the date of this Agreement, any and all Registered Copyrights of Borrower (collectively, the “Existing Registered Copyrights”). Except for the Existing Copyright Registrations, Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower has provided Silicon not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Silicon such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Silicon) which Silicon in its good faith business judgment may require for filing with the United States Copyright Office with respect to such registration or application.

(b) Borrower will identify to Silicon in writing any and all patents and trademarks of Borrower that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office and, upon Silicon’s request therefor, promptly execute and deliver to Silicon such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Silicon) which Silicon in its good faith business judgment may require for filing with the United States Patent and Trademark Office with respect to such registration or application.

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(c) Borrower will: (i) protect, defend and maintain the validity and enforceability of Borrower’s respective copyrights, patents, and trademarks; (ii) promptly advise Silicon in writing of material infringements of Borrower’s copyrights, patents, or trademarks of which Borrower is or becomes aware; and (iii) not allow any material item of Borrower’s copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Silicon’s written consent.

(4)	Landlord Agreement. With respect to any leased premises of Borrower, Borrower shall, promptly upon Silicon’s request therefor, use commercially reasonable efforts to deliver to Silicon a landlord agreement (in form and substance satisfactory to Silicon) duly executed by the lessor of such leased premises. In the event that Silicon requests such a landlord agreement and Borrower uses such efforts but does not succeed in delivering such a landlord agreement, Silicon may (in its good faith business judgment) maintain a Reserve with respect to such leased premises.

(5)	Bailee Agreement. Borrower hereby represents and warrants that, as of the date of execution and deliver of this Agreement, no goods of Borrower are in the possession of any warehouseman or other bailee (other than as expressly identified in Section 3(f) of the Representations), and hereby covenants that Borrower promptly shall deliver written notice to Silicon of any goods of Borrower being in the possession of any other warehouseman or other bailee. With respect to any goods or other Collateral of Borrower in the possession of any warehouseman or other bailee, Borrower shall, promptly upon Silicon’s request therefor, use commercially reasonable efforts to deliver to Silicon a bailee agreement (in form and substance satisfactory to Silicon) duly executed by such warehouseman or other bailee. In the event that Silicon requests such a bailee agreement and Borrower uses such efforts but does not succeed in delivering such a bailee agreement, Silicon may (in its good faith business judgment) maintain a Reserve with respect to such warehouse or other bailee location.

(6)	Ultracision & Viking Subsidiaries. Borrower hereby represents and warrants that: (y) each of ULTRACISION, INC., a California corporation (“Ultracision”); and VIKING SEMICONDUCTOR EQUIPMENT, INC., a California corporation (“Viking”), is a wholly-owned Subsidiary of GIGA-TRONICS; and (z) each of Ultracision and Viking does not conduct any material business activity and does not own any material assets. Borrower hereby covenants and agrees that: (a)

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Silicon Valley Bank	Loan and Security Agreement

Borrower shall not transfer any funds or assets (including Collateral) to any one or more of Ultracision and Viking; (b) GIGA-TRONICS shall not cause, suffer, or permit any one or more of Ultracision and Viking conduct any material business activity or own any material assets; and (c) on or before the date 120 days following the date of this Agreement, Borrower shall either (i) deliver to Silicon evidence (satisfactory to Silicon in its good faith business judgment) that each of Ultracision and Viking has wound up and dissolved in accordance with applicable law, or (ii) cause Ultracision and Viking, if and to the extent not timely wound up and dissolved pursuant to the foregoing clause (i), to execute and deliver such joinders, supplements, or other Loan Documents (in each case, in form and substance satisfactory to Silicon in its good faith business judgment) as Silicon requires in order that Ultracision and Viking become additional Borrowers under this Agreement and additional obligors under the other Loan Documents in the same capacity as the respective Borrowers’ capacities hereunder and thereunder. Without limiting the generality of the foregoing clause (i), a date-stamped copy of the Certificate of Dissolution as-filed with the applicable Secretary of State shall constitute satisfactory evidence of the winding up and dissolution of the applicable entity for purposes of the foregoing clause (i).

9.	STREAMLINE PROVISIONS

So long as no Default or Event of Default has occurred and is continuing and the Zero Loan Balance Condition (as defined below) is satisfied, the following provisions in this Section 9 of this Schedule (collectively, the “Streamline Provisions”) shall be in effect notwithstanding anything herein to the contrary:

(1) (a) Delivery of the items set forth in Item #1 of Section 6 of this Schedule will not be required more frequently than on a monthly basis; and (b) delivery of the items set forth in Items #4 and #5 of Section 6 of this Schedule will not be required with respect to any month during which at all times the Streamline Provisions are in effect.

(2) Silicon will not request, pursuant to Section 4.3 of this Agreement, copies of credit memos (if at all) more frequently than on a monthly basis.

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Silicon Valley Bank	Loan and Security Agreement

(3) Borrower shall not be required to deliver payments on, and proceeds of, Accounts to Silicon upon receipt as required by Section 4.4 of this Agreement.

(4) So long as the Zero Loan Balance Condition is satisfied, Borrower shall provide Silicon with at least 30 days’ prior written notice of Borrower’s desire to have Silicon make any future Loan or other extension of credit to Borrower. Prior to Silicon making such Loans or other extensions of credit, if any, Silicon shall have received the results, satisfactory to Silicon in its good faith business judgment, of an audit as provided for in Section 5.4 of this Agreement.

Upon (y) the Zero Loan Balance Condition not being satisfied, or (z) the occurrence and during the continuation of a Default or Event of Default under the Loan Documents, all of the terms and conditions of this Agreement that have been modified by this Section 9 of this Schedule will immediately revert to the standard terms and conditions as provided for in this Agreement (without giving effect to this Section 9 of this Schedule — but, if applicable, subject to paragraph (4) of this Section 9 of this Schedule with respect to the Zero Loan Balance Condition) without any further action on the part of Silicon or Borrower.

As used herein, the term “Zero Loan Balance Condition” means, as of any date of determination, that no Loans or other extensions of credit have been outstanding, and no requests for Loans or other extensions of credit have been made by Borrower, during the consecutive 30-day period ending on such date of determination.

10.	CONDITIONS PRECEDENT

In addition to the other conditions precedent set forth in this Agreement, the making of the initial Loan(s) or other extension(s) of credit hereunder is subject to the following additional conditions:

(A) Silicon shall have received lien searches listing all effective financing statements which name Borrower (or any predecessor corporation, prior name, or tradename thereof or any seller of assets acquired by any Borrower outside of the ordinary course of business) as debtor that are filed in the applicable filing offices with respect to Borrower, none of which financing statements shall cover any of the Collateral of Borrower, except (1) financing statements perfecting Permitted Liens, (2) financing statements as to which Silicon has received duly executed authorization by the applicable secured party to file executed termination statements or partial release statements in form and substance satisfactory to Silicon in

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Silicon Valley Bank	Loan and Security Agreement

its good faith business judgment, or (3) as otherwise agreed in writing by Silicon.

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Silicon Valley Bank	Loan and Security Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed and delivered as of the date first above written.

Borrower:			Borrower:

	GIGA-TRONICS INCORPORATED		ASCOR, INC.

	By	/s/ Mark H. Cosmez II	By	/s/ Mark H. Cosmez II

		President or Vice President		President or Vice President

	By	/s/ G.H. Bruns, Jr.	By	/s/ G.H. Bruns, Jr.

		Secretary or Assistant Secretary		Secretary or Assistant Secretary

Borrower:

MICROSOURCE, INC.

	By	/s/ Mark H. Cosmez II

President or Vice President

	By	/s/ G.H. Bruns, Jr.

Secretary or Assistant Secretary

Silicon:

SILICON VALLEY BANK

By		/s/ Tim Walsh

Title		Senior V. P.